Exhibit 99.1

Today, Tomorrow and the Future2017 Annual Highlights

Today, Tomorrow and the Future As a market leader, C&N places high importance on continually improving our customer experience. Delivering an experience that correlates with customer banking preferences – presently and into the future – has compelled us to define and implement an effective, efficient omni-channel delivery model. By investingin infrastructure, technology and our employees, we are laying the foundation for a sustainable, profitable future for C&N and its stakeholders. National Trends in Consumer Banking Preferences Over the last decade, we’ve seen a shift in consumer banking preferences and the introduction of many new convenience technologies. Decreased 20-35% Increased 44-55% Increased 20-35% Branch Traditionalist The branch is the primary channel used to complete banking tasks. These users value personal relationships with branch staff. Trend 20-35% Multi-Channel User This user completes banking tasks through a mix of online and in branch channels. Trend 44-55% Online Only User Most banking transactions completed by this user are done digitally. Trend 20-35% Source: Merkle © January 2016 The Financial Brand Today, Tomorrow and the Future

Net Change in Number of Bank Branches in the US1 Evidence of this shift can be seen by the trend in the number of branch locations in recent years. (see graph below). Trends in C&N’s Customer Delivery Channels As we plan for how banking products and services will be delivered in the future – both worldwide and specifically in our market areas – technology and people are two vital components. Specifically, regarding technology, we have historically been early adopters in our market place and look to continue that position with patience and intention into the future. Table of Contents Editor Introduction 2 Letter from the CEO 6 Corporate Profile 10 Executive Team 10 Corporate Officers 11 Board of Directors 11 Advisory Boards 11 Stock Profile 12 Summary of Operations 13 Quarterly Financial Data 16 Trust & Financial Management 17 Giving Back, Giving Together 18 Employee Highlights 20 IMPACT Players 20 TOP Awards 20 Spotlight Awards 20 Service Awards 21 In Memory of Teri Mitchell 22 Retirements 22 Connect With Us 23 1Source: FDIC © March 2016 The Financial Brand Today, Tomorrow and the Future

80% of C&N team members have completed enhanced customer service training Developing our current teams and recruiting quality new employees will continue as a key priority. Because transactions are increasingly conducted via online and mobile channels, the traditional teller line and its activity is transforming. Branch employees must be more tech savvy, have above average interpersonal skills and strong multi-tasking and problem solving abilities. As stated by our Mission, we strive to “Create Value through Lifelong Relationships.” Crafting the optimal formula of brick & mortar plus technological effectiveness all reinforced by well-trained, skilled employees will help ensure that C&N achieves our desired financial targets and delivers a customer experience in which customers find value. New in 2017 March Sayre Branch Remodel In early 2017, we completed remodeling our Sayre branch to better serve our Bradford County customers. In addition to updating the layout of the lobby, a tech desk was implemented to ensure all customers had access to complete online and mobile banking activities. April Business Banking Upgrade In April, our online banking system was updated to provide our business customers the ability to originate same-day ACH credits. May 13 different notices were made available for electronic delivery, saving our customers time, paper and space. Today, Tomorrow and the Future

June Smartphone Pay To continue to offer our customers the latest in banking convenience and technology, C&N completed the process of enabling our debit cards to be compatible with Android, Apple and Samsung's mobile payment apps. Business Financing Center To meet the needs of our business clients, we implemented an online system to quickly and easily submit loan requests on their schedule, anytime, anywhere. July August Online CDs In August, we also made our CDs available electronically. Customers are now able to open a fixed-rate CD any time with just a few clicks! Ju$t for Kid$ Relaunch To better serve our youngest clients, we modernized our youth savings account program to be more interactive and to have an increased focus on financial education and fun. September October Phone/Data Conversion A new phone and data system was installed to provide our team members with the necessary tools to provide great customer service every day. Non-Profit Package We introduced a specialized product offering to meet the unique needs of local non-profit organizations that are so important to our communities. November December Overdraft Privilege Program At the end of 2017, an update to our Overdraft Privilege program provides customers with yet another tool to put their money to work for them. Today, Tomorrow and the Future

A Message from Our President & CEO J. BRADLEY SCOVILL C&N’s focus during the past three years has been on driving our Mission of “Creating Value through Lifelong Relationships”, strengthening our values based culture, and aligning our business model to deliver long-term value to our shareholders, customers, employees, and community. In support of these priorities, we have made significant investments in developing our Team and technology as we seek to grow relationships, revenue and earnings today, while positioning C&N to compete successfully tomorrow and into the future. Producing a consistent long-term return on investment to our shareholders while delivering products, service, and counsel that create value for our customers remains our ongoing journey. At the conc lusion of our 2016 Annual Highlights Report, we observed the potential for an improving business and banking environment that could result from policy initiatives advanced by the new Trump administration. 2017 was, in fact, an interesting year as the political discourse and news cycle were intense and unpredictable, and the Federal Reserve remained active throughout the year. International events were a significant part of our national dialogue, as were a number of domestic issues, some of which have a direct impact on the banking industry, including community banks like C&N. Today, Tomorrow and the Future

Economic activity gained strength as the year progressed, both domestically and internationally. GDP growth in the United States was greater than 2% and both the European and Japanese economies grew after extended periods of stagnation or decline, creating opportunities for domestic companies including many in our market area. There was a notable increase in energy related activity in our region and persistent strength in natural gas prices into early 2018. Optimism about the future was reflected in rising equity markets, particularly here in the U.S., where the major indices increased by more than 30% in 2017. The passage of tax reform legislation in December provided support to the stock market as corporate and small business earnings should be enhanced over time by lower tax rates. The Federal Reserve raised its target fed funds rate three times during the year to 1.25% - 1.50% reinforcing the change in monetary policy that began in late 2015. These actions indicate the Fed’s view of ongoing strength in the economy and concern for future inflation. The result has been flattening of the yield curve as longer-term rates have not moved in concert with the short end of the curve. As we have previously observed, a steeper yield curve would benefit our net interest margin, while the current flattening makes margin expansion more challenging. To date, increasing rates have not had a negative impact on economic activity, although after nearly a decade of the lowest rates in modern history, it is hard to judge the level at which economic expansion and lending activity will be affected. A final observation on the policy-making environment relates to banking regulation. Congress and the administration are considering legislation that would pause, and potentially roll back, some of the increasing cost and burden of post financial crisis rule making. The industry is working closely with lawmakers to address areas of recent overreach, while sustaining appropriate regulation and oversight. A number of current proposals would provide some relief to community banks over time. The results would be to reduce future compliance related expenses and to simplify and streamline the customer experience. We have been making substantial investments in technology to address current customer needs and to position C&N for tomorrow and into the future.” Pictured left: A Tech Desk located in our newly remodeled Sayre Branch More broadly, advancing technology continues to be a major theme for business in general and for the banking industry. Commercial and retail customer preferences for accessing financial services have been changing dramatically while their fundamental desire to receive value from their banking relationships remains. We have been making substantial investments in technology to address current customer needs and to position C&N for tomorrow and into the future. These efforts include expanding our resources dedicated to cyber security to protect our customers’ confidential information and privacy.Today, Tomorrow and the Future

Meet our Elmira Team -Sandra VanOrder -Tammy Pabis -Jenny Murphy As you review C&N’s 2017 performance you will note that we are gaining traction from recent investments in our business model. Revenue growth accelerated as both net interest income and noninterest income increased at a faster pace than in 2016. These results highlight continued loan growth, an improving balance sheet mix, a substantial increase in trust related income, and the impact of expanding customer relationships. We expect these trends to continue, supported by efforts to increase market share in the Lycoming County (PA) and Steuben County (NY) markets, and early success in our Elmira, NY (Chemung County) lending office. The increase in noninterest expense reflects our ongoing investment in people and technology to strengthen our capacity for future growth and expansion, as well as unusually large increases in collection related expenses and health care claims. 2017 results were also impacted by a $901,000 pre-tax reduction in securities gains as compared to 2016 (or $.05 per share after tax). Net income totaled $13.4 million during 2017 or $2.3 million less than 2016. 2017 earnings were reduced $2.2 million, or $.18 per share, for a tax charge resulting from reduction in the marginal corporate income tax rate included in the tax reform legislation enacted in December. Net income per share was $1.10 as compared to $1.30 in 2016. Return on average assets for the year was 1.08%, and return on average equity was 7.11%. As mentioned, C&N’s earnings were impacted by the recent reduction in the marginal federal corporate income tax rate to 21%, effective January 1, 2018, from the 35% tax rate in effect throughout 2017 and 2016. Excluding the impact of the additional income tax expense, net income for 2017 totaled $15.6 million or $169,000 less than 2016, and net income per share was $1.28. Return on average assets was 1.25% and return on average equity was 8.25%, including the same adjustment. Management expects C&N’s income tax provision (expense) will be significantly lower in 2018 and on an ongoing basis as a result of the lower tax rate. Net interest income reached $41.9 million, an increase of $1.5 million, or 3.8%, from $40.4 million in 2016. Growth in average loans outstanding of $57.6 million compared to 2016 is the primary driver of this increase. Average total deposits experienced solid year over year growth of $20.2 million, or 2.1%, including strong growth in demand deposits, and, in combination with reductions in higher cost borrowings, continued the improvement in our funding mix. The yield on earning assets was 4.16% during the 2017 compared to 4.08% in 2016 while the overall cost of funds increased by .03%, to .48%, during the year. As a result, the net interest margin increased .06%, to 3.82% in 2017 from 3.76% a year earlier. C&N’s overall credit quality remains strong and consistent as displayed by our past due and non-performing loan metrics at December 31, 2017 compared to a year earlier. The provision was $801,000 during 2017 compared to $1.221 million in 2016, reflecting reductions in reserves related to net charge-off experience and qualitative factors used in calculating the allowance for loan losses. Management maintains a robust process to determine the adequacy of the allowance that incorporates these and other factors. Today, Tomorrow and the Future

Noninterest income, including fees, service charges, and other revenues, totaled $16.2 million in 2017, an increase of $642,000 (4.1%) as compared to 2016. Trust and financial management revenues, interchange fees on debit card transactions, and mortgage loan servicing fees increased, while gains on sale of mortgage loans decreased due to lower volumes and service charges on deposit accounts declined, continuing a multi-year trend. Generating noninterest income is one of C&N’s strengths, is consistent with our relationship driven mission, and provides diversity to our revenue streams. Trust and investment related services, mortgage lending, and payment/interchange revenues remain ongoing priorities for future revenue growth. Noninterest expenses increased $2.2 million (6.4%) in 2017 compared to 2016 driven by employee related expenses. Salaries and wages were $395,000 (2.6%) higher due to increased staffing levels compared to a year earlier, while pensions and other employee benefits costs increased $657,000 resulting primarily from higher health care claims. In addition, ATM and interchange expenses, software subscriptions, collection, other real estate, legal, and internal audit outsourcing expenses contributed to the increase. Investments in technology and staff development will continue in 2018, although at a somewhat slower pace, as we complete a number of projects and work to deliver value to customers and improve productivity. Our investments in products, technology, and data management investments continue to mature and are scalable to support future growth and expansion.” C&N’s capital position remains very strong and stable by all measures, including book value and regulatory capital ratios. This strength provides the Company with the ability to pursue growth and expansion, absorb one time charges such as the charge required due to the recent change in tax law, while continuing to support shareholder value. Dividends paid on common stock totaled $12.6 million or $1.04 per share in 2017, producing a yield of 4.33% based on the December 31, 2017 market price of $24.00. On January 18, 2018, the Board of Directors took action to increase the quarterly dividend by 3.8% to $.27 per share, or an annualized rate of $1.08 per share. The Board announced a common stock repurchase program for the acquisition of up to 600,000 shares in April 2016, although there have been no repurchases of stock under this program to date. As we continue to seek opportunities to leverage our capital base through profitable growth and expansion, we will thoughtfully consider distributions of excess capital to support shareholder value. During 2017, Director Ann Tyler retired after fifteen years as a member of the C&N Board. We thank Ann for her advice and counsel, and wish her the best in her future endeavors. As Ann retired, we welcomed Aaron Singer to the Board. Aaron is the third new member of our Board in the past two years and brings with him family-owned business experience, regional knowledge and community involvement, and energy. We look forward to his insight and perspective as he contributes to C&N’s future success.As we look to 2018 and beyond, C&N will remain focused on continuously developing our Team and our values- based culture. Our investments in products, technology, and data management continue to mature and are scalable to support future growth and expansion. Although the pace of external events remains frenetic, current economic conditions, public policy, and regulatory relief all support our optimism regarding the future. Ultimately, our ability to create long term value will be determined by the persistent engagement of our 300 team members to make our C&N a great place to work and do business. I am confident in their ability to be successful and thank them for their ongoing commitment to this mission. Finally, thank you to all of our shareholders for your confidence and continued support. Today, Tomorrow and the Future

C&N’s Corporate Profile Citizens & Northern Corporation is a bank holding company with assets of approximately $1.3 billion and is headquartered in Wellsboro, PA. Banking services are provided by its subsidiary, Citizens & Northern Bank, from 26 banking offices in Bradford, Cameron, Lycoming, McKean, Potter, Sullivan and Tioga Counties in Pennsylvania and Steuben County in New York. Commercial, residential and consumer lending services are now being offered in Elmira, NY through our loan production office. Investment products are offered through C&N Investment Services and insurance products are offered by C&N Financial Services Corp. Trust services are offered by Citizens & Northern Bank through the C&N Trust and Financial Management Group. Citizens & Northern stock trades on the NASDAQ Capital Market Securities under the symbol CZNC. 2017 Executive Team Shelley L. D’Haene EVP and Senior Operations Officer Stan Dunsmore EVP and Chief Credit Officer Harold F. Hoose, III EVP and Director of Lending Mark A. Hughes EVP and Director Financial Division John M. Reber EVP and Director of Risk Management Thomas L. Rudy, Jr. EVP and Director of Branch Delivery Deborah E. Scott EVP and Trust Division Director J. Bradley Scovill President & CEO Today, Tomorrow and the Future

2017 Corporate Officers

J. Bradley Scovill	President & CEO
Mark A. Hughes	Treasurer
Kimberly N. Battin	Corporate Secretary

2017 Board of Directors

Citizens & Northern Corporation and Citizens & Northern Bank

Leo F. Lambert, Chairman	President/GM, Fitzpatrick & Lambert, Inc.
Dennis F. Beardslee	Owner, Terrace Lanes Bowling Center
Jan E. Fisher	Executive Vice President/COO UPMC Susquehanna, Williamsport
R. Bruce Haner	Retired Auto Buyer for New Car Dealers
Susan E. Hartley	Attorney at Law
Terry L. Lehman, CPA	Retired Certified Public Accountant
Edward H. Owlett, III	President & CEO, Putnam Company
Frank G. Pellegrino	Owner & Developer, Carlton Associates, LLC
J. Bradley Scovill	President & CEO, Citizens & Northern
Leonard Simpson	Attorney at Law and Sullivan County District Attorney
James E. Towner	Retired General Manager, The Scranton Times
Aaron K. Singer	President & CEO, Metalkraft Industries, Inc.

2017 Advisory Boards

We thank our Advisory Board members who give us valuable insight into the communities we serve.

Cameron, McKean & Potter Counties

John A. Abplanalp
David Mark Errick
Peter J. Fragale
Patrice D. Levavasseur
Edwin M. Schott
Edwin W. Tompkins, III

Bradford and Sullivan Counties

James A. Bowen
Evan R. Barnes
Warren J. Croft
Max P. Gannon, Jr.
Ronald A. Gutosky
J. Wesley Kocsis
Dr. Stephen D. Laudermilch
Kimberly J. Mastrantonio
Jeffrey B. Paul
Taunya Knolles Rosenbloom
Damian M. Rossettie
William B. Saxe
Eric Schoonover
Mark W. Smith
L. Joseph Tomasso, Jr.
Andrew R. Wilcox
Heidi B. Wiles

Tioga County

Donald R. Abplanalp
Brian A. Bicksler
Lawrence J. Connolly
Stephen L. Davis
Craig Eccher
Mark R. Howe
John C. Kenyon
Leisa L. LaVancher
Scott E. Lewis
Anthony L. Mosso
David C. Murdock
Mary C. Owlett
Ronald W. Roan
William W. Roosa
James H. Route, Jr.
Ray E. Wheeland

Lycoming County

Thomas F. Charles
John M. Confer
Roger D. Jarrett
Daniel K. Mathers
David A. Schall
Jeffrey M. Patterson
John F. Perrotto

Today, Tomorrow and the Future 11

C&N’s Stock Profile Quarterly Share Data Trades of the Corporation’s stock are executed through various brokers who maintain a market in the Corporation’s stock. The Corporation’s stock is listed on NASDAQ Capital Market Securities with the trading symbol CZNC. The following tables show the approximate high and low sales price of the common stock during 2016 and 2017. 2016 High Dividends Low Declared 2017 High Low First quarter $20.99 $19.26 $0.26 First quarter $26.50 $22.31 Second quarter $21.00 $19.40 $0.26 Second quarter $24.40 $22.00 Third quarter $22.67 $20.00 $0.26 Third quarter $25.42 $22.01 Fourth quarter $26.57 $20.54 $0.26 Fourth quarter $26.75 $23.02 Today, Tomorrow and the Future

Five-Year Summary of Operations Comparison Diluted Earnings Per Share (In Thousands) Cash Dividends Declared Per Share INCOME STATEMENT (In Thousands) 2017 2016 2015 2014 2013 Interest and fee income $45,863 $44,098 $44,519 $46,009 $48,914 Interest expense 3,915 3,693 4,602 5,122 5,765 Net interest income 41,948 40,405 39,917 40,887 43,149 Provision for loan losses 801 1,221 845 476 2,047 Net interest income after provision for loan losses 41,147 39,184 39,072 40,411 41,102 Noninterest income excluding securities gains 16,153 15,511 15,478 15,420 16,451 Realized gains on available-for-sale securities, net 257 1,158 2,861 1,104 1,718 Loss on prepayment of debt 0 0 2,573 0 1,023 Noninterest expense excluding loss on prepayment of debt 36,967 34,744 33,030 34,157 33,471 Income before income tax provision 20,590 21,109 21,808 22,778 24,777 Income tax provision 7,156 5,347 5,337 5,692 6,183 Net income $13,434 $15,762 $16,471 $17,086 $18,594 Net income attributable to common shares $13,365 $15,677 $16,387 $17,009 $18,490 PER COMMON SHARE DATA 2017 2016 2015 2014 2013 Basic earnings per share $1.10 $1.30 $1.35 $1.38 $1.51 Diluted earnings per share $1.10 $1.30 $1.35 $1.38 $1.50 Cash dividends declared per share $1.04 $1.04 $1.04 $1.04 $1.00 Book value per common share at period-end $15.43 $15.36 $15.39 $15.34 $14.49 Tangible book value at period-end $14.45 $14.37 $14.41 $14.36 $13.51 Weighted average common shares outstanding - basic 12,115,840 12,032,820 12,149,252 12,333,933 12,283,426 Weighted average common shares outstanding - diluted 12,155,136 12,063,055 12,171,084 12,355,916 12,313,833 Today, Tomorrow and the Future

End of Period Balances Gross Loans (In Thousands) 2013 2017 2016 2015 2014 Total Assets (In Thousands) 2013 END OF PERIOD BALANCES (In Thousands) 2017 2016 2015 2014 2013 Available-for-sale securities $356,908 $395,077 $420,290 $516,807 $482,658 Gross loans 815,713 751,835 704,880 630,545 644,303 Allowance for loan losses 8,856 8,473 7,889 7,336 8,663 Total assets 1,276,959 1,242,292 1,223,417 1,241,963 1,237,695 Deposits 1,008,449 983,843 935,615 967,989 954,516 Borrowings 70,955 64,629 92,263 78,597 96,723 Stockholders' equity 188,443 186,008 187,487 188,362 179,472 Common shares outstanding 12,214,525 12,113,228 12,180,623 12,279,980 12,390,063 AVERAGE BALANCES (In Thousands) 2017 2016 2015 2014 2013 Total assets 1,247,759 $1,229,866 $1,243,209 $1,239,897 $1,237,096 Earning assets 1,169,569 1,147,549 1,159,298 1,155,401 1,145,340 Gross loans 780,640 723,076 657,727 627,753 656,495 Deposits 990,917 970,447 968,201 965,418 964,031 Stockholders' equity 188,958 188,373 188,905 185,469 181,412 Today, Tomorrow and the Future

End of Period Balances Deposits (In Thousands) 2013 2017 2016 2015 2014 Shareholders’ Equity (In Thousands) 2013 KEY RATIOS 2017 2016 2015 2014 2013 Return on average assets 1.08% 1.28% 1.32% 1.38% 1.50% Return on average equity 7.11% 8.37% 8.72% 9.21% 10.25% Average equity to average assets 15.14% 15.32% 15.19% 14.96% 14.66% Net interest margin (1) 3.82% 3.76% 3.69% 3.80% 4.05% Efficiency (2) 60.74% 59.22% 56.66% 57.59% 53.27% Cash dividends as a % of diluted earnings per share 94.55% 80.00% 77.04% 75.36% 66.67% Tier 1 leverage 14.23% 14.27% 14.31% 13.89% 13.78% Tier 1 risk-based capital 21.95% 22.48% 23.29% 26.26% 25.15% Total risk-based capital 23.07% 23.60% 24.40% 27.60% 26.60% Tangible common equity/tangible assets 13.95% 14.15% 14.49% 14.34% 13.66% Nonperforming assets/total assets 1.47% 1.43% 1.31% 1.34% 1.53% Nonperforming loans/total loans 2.10% 2.07% 2.09% 2.45% 2.80% Allowance for loan losses/total loans 1.09% 1.13% 1.12% 1.16% 1.34% Net charge-offs/average loans 0.05% 0.09% 0.04% 0.29% 0.04% (1) Rates of return on tax-exempt securities and loans are calculated on a fully-taxable equivalent basis. (2) The efficiency ratio is calculated by dividing: (a) total non-interest expense excluding losses from prepayment of debt, by (b) the sum of net interest income (including income from tax-exempt securities and loans on a fully-taxable equivalent basis) and non-interest income excluding securities gains or losses. Today, Tomorrow and the Future

Quarterly Financial Data The following table presents summarized financial data for 2016 & 2017. SUMMARY OF QUARTERLY CONSOLIDATED FINANCIAL DATA (In Thousands Except Per Share Data) (Unaudited) Mar. 31, 2017 June 30, 2017Sept. 30, 2017 Dec. 31, 2017 SUMMARY OF QUARTERLY CONSOLIDATED FINANCIAL DATA (In Thousands Except Per Share Data) (Unaudited) Mar. 31, 2016 June 30, 2016 Sept. 30, 2016 Dec. 31, 2016 Interest income $10,937 $10,924 $11,131 $11,106 Interest expense 904 925 944 920 Net interest income 10,033 9,999 10,187 10,186 Provision (credit) for loan losses 368 318 538 (3) Net interest income after provision (credit) for loan losses 9,665 9,681 9,649 10,189 Other income 3,690 3,906 3,884 4,031 Net gains on available-for-sale securities 383 122 584 69 Other expenses 9,072 8,535 8,579 8,558 Income before income tax provision 4,666 5,174 5,538 5,731 Income tax provision 1,093 1,303 1,451 1,500 Net income $3,573 $3,871 $4,087 $4,231 Net income attributable to common shares $3,553 $3,850 $4,065 $4,209 Net income per share – basic $0.29 $0.32 $0.34 $0.35 Net income per share – diluted $0.29 $0.32 $0.34 $0.35 Today, Tomorrow and the Future

Trust and Financial Management Group a division of Citizens & Northern Bank Trust and Financial Management (In Thousands) 2017 2016 2015 2014 2013 Assets $916,580 $879,844 $814,788 $825,918 $796,115 Revenue $5,399 $4,760 $4,626 $4,490 $4,087 INVESTMENTS (In Thousands) 2017 2016 2015 Mutual Funds $536,731 $507,473 $458,942 Stocks 194,099 179,345 167,098 Bonds 104,184 100,249 88,471 Savings and money market funds 69,659 80,860 90,038 Miscellaneous 6,069 6,864 7,216 Real Estate 5,681 4,876 2,827 Mortgages 157 177 196 Total $916,580 $879,844 $814,788 ACCOUNTS (In Thousands) 2017 2016 2015 Pension/profit sharing $374,499 $369,916 $339,953 Investment management 256,348 223,737 211,645 Trusts 185,300 177,860 166,433 Custody 93,598 98,844 92,451 Estates 4,397 7,367 1,874 Guardianships 2,438 2,120 2,432 Total $916,580 $879,844 $814,788 Some products are not FDIC insured or guaranteed, not a deposit or other obligation of the bank, not guaranteed by the bank and are subject to investment risk, including possible loss of the principal amount invested and are not insured by any other federal government agency. Today, Tomorrow and the Future

Since its inception in 2015, our Giving Back, Giving Together community fundraising campaign has exceeded our greatest expectations. For 2017, we raised the bar by setting a goal of $60,000, knowing the amount of work and commitment it would take to reach it. We are proud and humbled to announce that we surpassed our goal once again, raising over $72,000 for underprivileged children in our area! On top of the monetary donations, we also collected 7,781 food, clothing and hygiene items, and our team members donated their personal time by volunteering on 116 occasions. We began our 2017 annual GBGT campaign, as always, by asking employees to nominate causes that would make a meaningful impact in our communities. The entire bank then voted for the cause they considered the most deserving. After voting to help local children who may not receive the care or attention they deserve, local C&N teams reached out to organizations in the area that work to enrich the lives of children in need. Each team organized fundraisers and volunteer outings and collected donations for the cause. Fundraisers were primarily Giving Back, Giving Together Since 2015, C&N team members have been the driving force behind the success of this program. done during the event weeks at the end of each quarter. The success of GBGT is a direct reflection of the character of our employees and their commitment to their communities. Some of our most successful fundraisers and awareness campaigns to date came in 2017. For Child Abuse Prevention Month in April, the Tioga County Human Services Agency held an event on the Green in Wellsboro where C&N sponsored a bouncy house for the children and several employees volunteered their time to help raise awareness. In June, we held our C&N Charity Classic which raised over $20,000 for Giving Back, Giving Together. In November, we conducted a Facebook contest called “Thank a Local Volunteer Child Advocate.” David Gray, founder of St. Ann’s Academy in Hornell, NY, was the very deserving winner. 2017 was also the year we launched #GBGTImpactStories on social media. These short video clips feature members of the community as they share their personal stories about the importance of Giving Back, Giving Together in their communities. Look for more of these in the future! In 2018, we look forward to another year with another worthy cause that will make a positive and lasting impact in the community. In December, our employees voted to support Literacy & Education through Public Libraries. This year, we will raise funds and awareness for local libraries to help them provide services for those who rely on them. Public libraries strengthen our communities by providing unique opportunities for children and adults alike to learn, network and connect with one another. They are often under- funded and under-staffed. You can expect to see our team members out in the community again this year conducting fundraisers, book drives, volunteer readings, and much, much more. We hope that you will join us in helping our local libraries flourish. Look for communications in the near future on how you can be a part of something special again this year. Our C&N team members volunteering at the Central Pennsylvania Food Bank. Our team members in East Smithfield held a bake sale to support their fire and ambulance teams. C&N Team members helped run a bounce house during an event to raise awareness about Child Abuse. Linn Macensky & Sammy Saver sold hot dogs one afternoon in Wellsboro, PA to raise money for kids in need. Today, Tomorrow and the Future done during the event weeks at the end of each quarter. The success of GBGT is a direct reflection of the character of our employees and their commitment to their communities. Some of our most successful fundraisers and awareness campaigns to date came in 2017. For Child Abuse Prevention Month in April, the Tioga County Human Services Agency held an event on the Green in Wellsboro where C&N sponsored a bouncy house for the children and several employees volunteered their time to help raise awareness. In June, we held our C&N Charity Classic which raised over $20,000 for Giving Back, Giving Together. In November, we conducted a Facebook contest called “Thank a Local Volunteer Child Advocate.” David Gray, founder of St. Ann’s Academy in Hornell, NY, was the very deserving winner. 2017 was also the year we launched #GBGTImpactStories on social media. These short video clips feature members of the community as they share their personal stories about the importance of Giving Back, Giving Together in their communities. Look for more of these in the future! In 2018, we look forward to another year with another worthy cause that will make a positive and lasting impact in the community. In December, our employees voted to support Literacy & Education through Public Libraries. This year, we will raise funds and awareness for local libraries to help them provide services for those who rely on them. Public libraries strengthen our communities by providing unique opportunities for children and adults alike to learn, network and connect with one another. They are often under- funded and under-staffed. You can expect to see our team members out in the community again this year conducting fundraisers, book drives, volunteer readings, and much, much more. We hope that you will join us in helping our local libraries flourish. Look for communications in the near future on how you can be a part of something special again this year. Our C&N team members volunteering at the Central Pennsylvania Food Bank. Our team members in East Smithfield held a bake sale to support their fire and ambulance teams. C&N Team members helped run a bounce house during an event to raise awareness about Child Abuse. Linn Macensky & Sammy Saver sold hot dogs one afternoon in Wellsboro, PA to raise money for kids in need. Today, Tomorrow and the Future

HIGH ROLLER
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Employee Highlights

Citizens & Northern appreciates the commitment our employees make every day to create value for our customers, which is one reason why we build a culture that supports our team members and celebrates their achievements.

IMPACT Players

The IMPACT Players award recognizes six employees based not only performance but commitment. The recipients of this award not only made measurable progress, but uphold our C&N values in their interactions at every opportunity.

Spring Recipients

- Julie Lane, Security Officer/BSA Administrator
- Patty Groover, AVP/Client Contact Center Team Leader
- Sue Evans, Credit Analyst
- Chrissi Copp, VP/Treasury Management Coordinator
- Jennifer Schultz, AVP/Trust Officer
- Linn Macensky, Wellsboro Community Office Manager

Fall Recipients

- Jay Over, Trust Investment Officer
- Ellen Conboy, Troy Customer Service Representative
- Brandy Allen, AVP/Deposit Operations Coordinator
- Mike Wetzel, VP/Senior Commercial Loan Officer
- Kori Casselbury, Mortgage Underwriter Team Leader
- Travis Marzo, Network Engineer Team Leader

TOP Award Winners

The TOP Award is presented semi-annually to celebrate the employee leading their area for the previous 6 months.

	Spring Recipient	Fall Recipient
TOP Commercial Lender, based on Loan Growth	Bruce Smithgall	Bruce Smithgall
TOP Mortgage Lender, based on Loan Growth	Kelly Fasse	Kelly Fasse
TOP Insurance/Brokerage Employee, based on New Business	Matt Landis	Matt Landis
TOP Trust Employee, based on New Business	Sam Lush	Ben Howe
TOP Branch Lender, based on Loan Growth	Jill Pino	Ginger Reap
TOP Cross Sale/New Account Ratio	Elizabeth Loman	Lisa Milne

Spotlight Award Winners

The Spotlight Award recognizes a Customer Transaction Specialist and a Support employee that go above and beyond to ensure that C&N is the only bank their customers need.

First Quarter Recipients

Terry Turner, Customer Transaction Specialist & Kathleen Evert, Deposit Operations Team Leader

Second Quarter Recipients

Tammy Pennycoff, Customer Transaction Specialist & Janette Frey, Client Contact Specialist

Third Quarter Recipients

Anne-Marie Muldoon-Bastian, Customer Transaction Specialist & Adam Heitzenrater, Marketing Associate

20 Today, Tomorrow and the Future

2017 Service Awards

In 2017, 29 employees were recognized with a total of 410 years of service to the company. C&N is proud and appreciative of their dedication to the organization.

40 Years of Service

Virginia Reap, Community Office Manager, Athens

30 Years of Service

Justin Krellner, Trust Officer, Coudersport
Patricia Sullivan, Customer Service Representative, Laporte
Debra Topf, Loan Servicing File Maintenance, Wellsboro

20 Years of Service

Karen Bobb, Customer Service Representative, Laporte
Hal Hoose, EVP/Director of Lending, Wellsboro

15 Years of Service

Gabrielle Conway, Retail Resource Recovery Specialist, Muncy
Melissa Dunn, Loan Support Specialist, Coudersport
Linda Gordner, Mortgage Loan Sales Officer, Muncy
Karen Hooks, Customer Transaction Specialist, Towanda
Jodi Lovett, Trust Support Specialist, Wellsboro
Charity Shaefer, Customer Service Representative, Tioga
Jessica Sweet, Trust Support Specialist, Wellsboro

10 Years of Service

Toni Bolt, Customer Transaction Specialist, Mansfield
Mary D'Ottavio, Customer Transaction Specialist, Dushore
Janice Graybill, Customer Service Representative, South Williamsport
Billie Hilfiger, Trust Administrator, Coudersport
Matthew Landis, Regional Financial Services Manager, Wellsboro
Julie Lane, Security Officer/BSA Administrator, Wellsboro

5 Years of Service

Cindy Bellows, Customer Service Representative, Sayre
James Dowling, PC Technician, Wellsboro
Adam Heitzenrater, Marketing Associate, Wellsboro
Benjamin Howe, Regional Manager Financial Services, Coudersport
Adam Mertes, Commercial Resource Recovery Officer, Wellsboro
Linda Morse, Deposit Operations Specialist, Wellsboro
Anthony Peluso, Controller, Wellsboro
Michelle Rae, Mortgage Loan Sales Officer, Towanda
Luke Slubowski, Network Administrator, Wellsboro



April Recipients, from Left, Lori Blascak, Julie Lane, Brad Scovill, Mary D'Ottavio, Tony Peluso, Jodi Lovett, Adam Heitzenrater, Janice Graybill, & Michelle Rae



May Recipients, from Left, Linda Gordner, Brad Scovill, Melissa Dunn, Karen Hooks, Ben Howe, Billie Hilfiger, & Justin Krellner



August Recipients, from Left, Linda Morse,Hal Hoose, Cindy Bellows, Brad Scovill, Karen Bobb & Adam Mertes



November Recipients, from Left, Brad Scovill, Charity Shaefer, Luke Slubowski, Toni Bolt, James Dowling, Virginia Reap & Jessica Sweet

Today, Tomorrow and the Future 21

In Memory of Teri Mitchell Patty Sullivan, Georgia Cary and Laura Losinger were recognized during their last corporate event before retiring In July 2017, one of C&N’s long-time team members passed unexpectedly. Teri Mitchell was with C&N for 37 years in a variety of roles. She started her career as a Bookkeeper, then worked as a teller in Wellsboro, and eventually moved to the Wire Transfer Department. As the technology and departments changed over the years, Teri remained in what became the Funds Management Department and later became the Funds Management Supervisor. In recent years, Teri worked in the Accounting Department and held the position of Treasury & Reconciliation Accountant. Teri continued her education by attending several conferences throughout her years with C&N including The Conference for Women and many technical conferences relating to her field of expertise. In celebration of her life and memory, her friends and co-workers donated to start the Teresa (Teri) L. Mitchell Memorial Scholarship providing Citizens & Northern employees the opportunity to attend The PA Bankers Association Women in Banking conference. 2017 Retirements 33 Years of Service Carla Packard, Loan Processor-Escrow Specialist, Troy 30 Years of Service Patricia Sullivan, Customer Service Representative, Laporte 23 Years of Service Linda Koeppel, Customer Service Representative, Wellsboro 20 Years of Service Karen Bobb, Customer Service Representative, Laporte 19 Years of Service Georgia Cary, Customer Service Representative, Coudersport 16 Years of Service Roberta Dieffenbach, Customer Transaction Specialist, Wellsboro 15 Years of Service Karen Hooks, Customer Transaction Specialist, Towanda 12 Years of Service Anna Phelps, Customer Service Representative, Liberty 8 Years of Service James Bockus, Courier/Maintenance, Wellsboro Today, Tomorrow and the Future

Connect With Us Branch Locations Athens ----------------------------- 428 S. Main Street Canisteo ------------------------------- 3 Main Street Coudersport -------------------- 10 N. Main Street Dushore ------------------------- 111 W. Main Street East Smithfield --------------- 563 Main Street Elkland -------------------------- 104 Main Street Emporium ----------------- 135 East Fourth Street Hornell ------------------ 6250 County Route 64 Jersey Shore ----------------- 230 Railroad Street Knoxville --------------------- 102 East Main Street Laporte ----------------------------- 514 Main Street Liberty ---------------------- 4534 Williamson Trail Mansfield ---------------------- 1085 Main Street Monroeton ----------- 612 James Monroe Avenue Muncy ---------------- 3461 Route 405 Highway Old Lycoming ---------------- 1510 Dewey Avenue Port Allegany ---------------- 100 Maple Street Ralston ----------------------- 24 Thompson Street Sayre ------------------------- 1827 Elmira Street South Williamsport ------ 2 East Mountain Avenue Tioga --------------------------- 41 N. Main Street Towanda ----------------------- 428 Main Street Troy ----------------------------- 64 Elmira Street Wellsboro --------------------- 90-92 Main Street Williamsport --------------------- 130 Court Street Wysox -------------------- 1467 Golden Mile Road Loan Production Office Elmira ------------------------- 250 E. Water Street Investor Information The annual meeting of shareholders will be held at the Deane Center, 104 Main Street in Wellsboro, PA at 2:00 p.m. Thursday, April 19, 2018. General shareholder inquiries should be sent to Citizens & Northern Corporation, 90-92 Main Street, P.O. Box 58, Wellsboro, PA 16901. Our Stock Transfer Agent is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219. Telephone: 800-278-4353. Our independent auditors are Baker Tilly Virchow Krause, LLP, 400 Market Street, Williamsport, PA 17701. Contact Information Client Contact Center ----------------------- 877-838-2517 Online Banking ------------------------------ 877-838-2517 Telephone Banking ------------------------- 877-622-5526 C&N Financial Services Wellsboro ------------------------- 866-ASK-CNFS Coudersport ------------------------- 814-274-1929 Trust and Financial Management Group Wellsboro --------------------------------- 800-487-8784 Sayre --------------------------------------- 888-760-8192 Towanda ---------------------------------- 888-987-8784 Williamsport ------------------------------- 866-732-7213 Canisteo ---------------------------------- 607-698-4295 Coudersport ------------------------------- 814-274-1929 Digital Connections Email ------------------------ ContactCN@cnbankpa.com On the Web -------------------------- www.cnbankpa.com Facebook ----- Facebook.com/citizensandnorthernbank Linkedin --- Linkedin.com/company/citizens-&-northern-bank Twitter ---------------------------------------------- @cnbankpa Stockholder Inquiries A copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, as required to be field with the Securities and Exchange Commission, will be furnished to any stockholder without charge upon written request to the Corporation’s treasurer at our principal office at P.O. Box 58, Wellsboro, PA 16901. The information is also available through the Citizens & Northern Bank website at www.cnbankpa.com and the website of the Securities and Exchange Commission at www.sec.gov.This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation. Today, Tomorrow and the Future

You’ll always be prepared for the next stage in life with C&N as your partner Will You be Ready? www.cnbankpa.com 1-877-838-2517 ContactCN@cnbankpa.com 1-800-487-8784 Trust@cnbankpa.com Today, Tomorrow and the Future